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Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren	Joseph N. Jaffoni
MIDWAY GAMES INC.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
miribarren@midwaygames.com	mwy@jcir.com

MIDWAY GAMES INC. REPORTS SECOND QUARTER 2003 RESULTS

        Chicago, Illinois, July 29, 2003—Midway Games Inc. (NYSE:MWY) announced today its results of operations for the three and six-months ended June 30, 2003. The Company also provided guidance for the quarter ending September 30, 2003 and updated guidance for the year ending December 31, 2003.

SECOND QUARTER RESULTS

        Revenues for the second quarter 2003 were $5.0 million, down from $28.1 million in the second quarter 2002 primarily due to fewer product releases. During the second quarter 2003, Midway released one new videogame, Freestyle MetalX, on Sony's PlayStation 2 computer entertainment system, compared with seven new videogames released in the second quarter 2002. The second quarter 2003 net loss was $54.8 million compared with a second quarter 2002 net loss of $11.2 million. The second quarter 2003 loss applicable to common stock was $55.7 million or $1.20 per share compared with a second quarter 2002 loss applicable to common stock of $27.9 million or $0.61 per share. Preferred stock accretion and dividends were $0.8 million in the second quarter 2003 compared with $16.7 million in the second quarter 2002.

        Included in the second quarter 2003 results are $23.0 million of non-cash charges relating to the writedown of capitalized product development costs. During the quarter, Midway lowered its sales forecasts for several games in development and cancelled development of one previously unannounced game necessitating the writedown of capitalized product development costs associated with these products. Midway's second quarter 2003 results also include $2.3 million of net restructuring charges primarily associated with the consolidation of product development operations in California. Also during the quarter, Neil D. Nicastro ceased to serve as chief executive officer, president and chief operating officer. As a result of this event, severance provisions of his employment agreement were triggered. Under the terms of the Company's severance agreement with Mr. Nicastro the Company recorded approximately $9.5 million of charges. Midway's net loss and loss applicable to common stock for the second quarter 2002 included $0.5 million of restructuring and other charges associated with the consolidation of administrative facilities from Corsicana, Texas.

        Other key operating and financial items from the second quarter include:

  •
  David F. Zucker succeeded Neil D. Nicastro as chief executive officer and president of Midway Games Inc. Mr. Nicastro remains chairman of Midway's board of directors.

  •
  The Company completed a private placement of $35.0 million of Series C Convertible Preferred Stock and warrants to purchase Midway common stock.

  •
  The Company redeemed $13.1 million of outstanding Series B Convertible Preferred Stock.

  •
  Cash and cash equivalents were $67.7 million as of June 30, 2003, compared with cash and cash equivalents of $55.8 million as of March 31, 2003.

  •
  Capitalized product development costs were $15.3 million as of June 30, 2003 compared with $30.1 million as of March 31, 2003.

SIX-MONTHS RESULTS

        Revenues for the six-months ended June 30, 2003 were $50.8 million, down from $59.1 million in the six-months ended June 30, 2002. The net loss for the six-months ended June 30, 2003 was $64.1 million compared with a net loss of $17.6 million for the six-months ended June 30, 2002. The loss applicable to common stock for the six-months ended June 30, 2003 was $65.3 million or $1.40 per share compared with a loss applicable to common stock of $36.9 million or $0.82 per share for the six-months ended June 30, 2002.

GUIDANCE

        For the third quarter 2003, Midway expects revenues of approximately $13.0 million with a net loss of approximately $18.0 million. Included in these expected results are approximately $1.0 million of restructuring charges associated with the consolidation of marketing operations.

        The Company expects to release five titles during the third quarter 2003 including: Freestyle MetalX for the Xbox and GameCube consoles, Freaky Flyers, NHL Hitz Pro, and NFL Blitz Pro for the PlayStation 2, Xbox and GameCube consoles, and Mortal Kombat: Tournament Edition for the Game Boy Advance. Due to the expected quarter-end (September 29) ship date of NFL Blitz Pro, the Company expects to recognize the majority of revenues from this title in the fourth quarter rather than the third quarter.

        For the year ending December 31, 2003, Midway expects revenues of approximately $110.0 million with a net loss of approximately $97.0 million. Included in these expected results are $23.2 million of non-cash charges relating to the writedown of capitalized product development costs, approximately $9.5 million of anticipated net restructuring charges primarily relating to the consolidation of California product development and marketing operations, and $9.5 million of charges incurred under the terms of the Company's severance agreement with Mr. Nicastro.

        Midway previously provided guidance for the year ending December 31, 2003 of revenues of between $200.0 million and $230.0 million with a net loss of between $7.6 million and $25.6 million. Midway expects results for the year to be lower than previously forecasted primarily due to the Company shifting the expected release dates of four titles from fall 2003 into 2004. Midway now expects the multi-platform titles NBA Ballers, The Suffering,and ESPionage, as well as Static Shock for the Game Boy Advance to ship in the first half of 2004. Commenting on the timing of these product releases, David Zucker, chief executive officer, stated: "Our decision to add more time and effort to several key properties in development demonstrates our heightened focus on product quality. We are keenly aware of the importance of producing top-quality games in this highly competitive industry, and we expect this increased focus will benefit not only Midway and its shareholders but also our retail partners and the larger gaming community." Following is a preliminary domestic release schedule for the remainder of 2003:

Quarter Ending*	PlayStation 2	GameCube	Xbox	Game Boy Advance
9/30/03	Freaky Flyers NFL Blitz Pro NHL Hitz Pro	Freaky Flyers Freestyle MetalX NFL Blitz Pro NHL Hitz Pro	Freaky Flyers Freestyle MetalX NFL Blitz Pro NHL Hitz Pro	Mortal Kombat: Tournament Edition

12/31/03	Midway Arcade Treasures Roadkill SpyHunter 2	Midway Arcade Treasures Roadkill SpyHunter 2	Midway Arcade Treasures Roadkill SpyHunter 2	Justice League: Chronicles Ozzie & Drix Super Duper Sumos

*
Subject to Change—Release Dates Approximate—Expectations as of 7/29/03

CONFERENCE CALL

        Midway Games Inc. is hosting a conference call and simultaneous web cast open to the general public at 4:45 p.m. EDT today, Tuesday, July 29, 2003. The conference call numbers are 212/346-6442 and 415/537-1874; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.companyboardroom.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Following its completion, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com. Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

        This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in the Company's current Annual Report on Form 10-K and the more recent filings made by the Company with the Securities and Exchange Commission.

—tables follow—

MIDWAY GAMES INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three-Months Ended June 30,			Six-Months Ended June 30,
	2003		2002(1)	2003		2002(1)
Revenues:
Home video	$4,981		$28,073	$50,807		$58,338
Coin-operated video	—		—	—		742

Total revenues	4,981		28,073	50,807		59,080
Cost of sales:
Home video—product costs and distribution	3,207		10,853	24,971		21,111
Home video—royalties and product development	27,337	(2)	11,930	36,476	(2)	19,990

Home video—total cost of sales	30,544		22,783	61,447		41,101
Coin-operated video	—		—	—		434

Total cost of sales	30,544		22,783	61,447		41,535

Gross profit	(25,563)		5,290	(10,640)		17,545
Research and development expense	5,242		7,025	11,090		12,895
Selling and marketing expense	6,982		6,647 (7)	14,043		13,628 (7)
Administrative expense	15,966	(3)	3,861 (7)	19,941	(3)	8,944 (7)
Restructuring and other expense	2,251	(4)(6)	—	8,878	(4)(5)(6)	1,210 (5)

Operating loss	(56,004)		(12,243)	(64,592)		(19,132)
Interest income and other expense, net	833		1,021	1,065		1,501

Loss before tax	(55,171)		(11,222)	(63,527)		(17,631)
Provision (credit) for income taxes	(351)		—	610		—

Net Loss	(54,820)		(11,222)	(64,137)		(17,631)
Preferred stock dividends:
Distributed	316		356	446		887
Imputed	533		16,341	686		18,334

Loss applicable to common stock	$(55,669)		$(27,919)	$(65,269)		$(36,852)

Basic and diluted loss per share of common stock	$(1.20)		$(0.61)	$(1.40)		$(0.82)

Average number of shares outstanding	46,469		45,663	46,469		44,675

(1)
Certain 2002 amounts have been reclassified to reflect current period presentation.

(2)
The Company incurred $23,050,000 and $23,162,000 of charges relating to the writedown of capitalized product development costs during the three and six-months ended June 30, 2003, respectively.

(3)
During May 2003, Neil D. Nicastro ceased to serve as chief executive officer, president and chief operating officer of the Company. As a result of this event, administrative expense for the three and six-months ended June 30, 2003 includes an additional $9,459,000 of charges incurred under the terms of the Company's severance agreement with Mr. Nicastro.

(4)
The Company incurred $2,330,000 and $9,116,000 of restructuring and other charges during the three and six-months ended June 30, 2003 relating to the consolidation of California product development and marketing operations, respectively.

(5)
The Company incurred a restructuring charge of $1,210,000 during the six-months ended June 30, 2002 and reduced $86,000 of the 2002 restructuring charges during the six-months ended June 30, 2003 relating to the closing of an administrative facility located in Corsicana, Texas. The administrative operations were consolidated with existing operations in Illinois and California.

(6)
The Company reduced $79,000 and $152,000 of the 2001 restructuring charges related to the downsizing of the coin-operated videogame business during the three and six-months ended June 30, 2003, respectively.

(7)
The Company incurred one-time charges of $507,000 and $630,000 during the three and six-months ended June 30, 2002 relating to the closing of an administrative facility located in Corsicana, Texas, respectively. The administrative operations were consolidated with existing operations in Illinois and California.

—balance sheets follow—

MIDWAY GAMES INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2003	December 31, 2002
Assets
Cash	$67,721	$48,983
Receivables, net	2,703	54,265
Inventories	3,193	9,313
Capitalized product development costs	11,852	24,567
Other current assets	5,632	4,292

Total current assets	91,101	141,420
Capitalized product development costs	3,426	4,194
Property and equipment, net	16,651	19,345
Goodwill	33,464	33,464
Other assets	3,225	2,977

Total assets	$147,867	$201,400

Liabilities and Stockholders' Equity
Accounts payable	$4,044	$10,410
Accrued compensation and related benefits	5,282	6,518
Deferred income taxes	—	2,374
Accrued royalties	1,801	8,840
Other accrued liabilities	12,845	15,015

Total current liabilities	23,972	43,157
Deferred income taxes	4,804	1,773
Other noncurrent liabilities	9,918	3,932
Redeemable convertible preferred stock, Series B, redeemable at $13,125 as of December 31, 2002	—	12,571
Redeemable convertible preferred stock, Series C, redeemable at $35,000 as of June 30, 2003	32,004	—
Stockholders' equity:
Common stock	495	494
Additional paid-in capital	222,940	221,074
Accumulated deficit	(119,577)	(55,440)
Translation adjustment and other	(964)	(436)
Treasury stock	(25,725)	(25,725)

Total stockholders' equity	77,169	139,967

Total liabilities and stockholders' equity	$147,867	$201,400

—supplemental data follow—

MIDWAY GAMES INC.
Supplemental Quarterly Data
Domestic Videogame Releases
Three-Months Ended June 30, 2003

Title	Platform
Freestyle MetalX	Sony PlayStation 2
	Revenue by Platform (in thousands) Three-Months Ended June 30,
Platform
	2003	2002
Sony PlayStation 2	$3,224	$17,699
Microsoft Xbox	404	5,497
Nintendo GameCube	165	2,690
Nintendo Game Boy Advance	83	1,301
Sony PlayStation	657	814
Royalties and Other	448	72

Total Revenue	$4,981	$28,073

# # #

QuickLinks

  Exhibit 99.1
MIDWAY GAMES INC. REPORTS SECOND QUARTER 2003 RESULTS
MIDWAY GAMES INC. Condensed Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)
MIDWAY GAMES INC. Condensed Consolidated Balance Sheets (in thousands) (unaudited)
MIDWAY GAMES INC. Supplemental Quarterly Data Domestic Videogame Releases Three-Months Ended June 30, 2003